June 23, 2017

Michael D. Farkas

VIA ELECTRONIC MAIL

Re: Agreement to Convert –Series A Preferred Stock

Dear Mr. Farkas :

You are being sent this letter (the “Letter Agreement”) as you are currently the holder of Series A Preferred shares of Car Charging Group, Inc. (the “Company”). Reference is made to transaction documents entered into by and among Car Charging Group, Inc. and you pursuant to which you acquired Series A Preferred Stock (the “Transaction Documents”).

Our Current Financing

As you may be aware, the Company is currently in the process of pursuing a public offering of its securities to raise up to $20,000,000 and list its securities onto the NASDAQ (the “Offering”). The Company has filed a registration statement on Form S-1 related to the Offering which is being led by Joseph Gunnar & Co. The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A copy of the preliminary offering prospectus and registration statement related to the Offering can be found at www.sec.gov and may be obtained by writing to the Company at 3284 West 29 Court, Hollywood, Florida 33020, attention: CEO. In connection with the Offering and prior to its closing, the Company will be engaging in a reverse stock split pursuant to which the number of our shares of common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding, will be reduced proportionately based on the reverse stock split ratio (the “Reverse Split”). The Company believes that attaining and maintaining the listing of our shares of Common Stock on NASDAQ is in the best interests of our Company and its stockholders, because if listed on NASDAQ, the Company believes that the liquidity in the trading of its Common Stock could be significantly enhanced, which could result in an increase in the trading price and may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors. The Company is therefore contacting you and other holders of the Company’s securities to request they convert their holdings into Common Stock.

What We Need From You

As of March 31, 2017 our records indicate that you own 10,000,000 Series A Preferred shares which are convertible into 25,000,000 shares of Common Stock. Under the terms of the Series A Preferred Stock Certificate of Designation, as amended, the Reverse Split will not result in a proportionate adjustment to the conversion ratio of the Series A Preferred Stock. By executing and delivering this Letter Agreement, you agree that, upon the Company’s implementation of the Reverse Split, your 25,000,000 (as converted) shares of Common Stock will be reduced to 2,000,000 shares of Common Stock (the “Reverse Split Reduction”).

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In addition, by executing and delivering this Letter Agreement, you agree to accept shares of restricted common stock as described below as full compensation for all outstanding Series A Preferred shares, and any other amounts owed to you under any compensation associated with the Transaction Documents or any other agreements not referenced that may provide you with any rights to Series A Preferred shares.

You hereby agree to automatically convert upon closing of the Offering (the “Automatic Preferred Conversion”), your Series A Preferred shares into 2,000,000 restricted shares of Common Stock.

Upon the triggering of the Automatic Preferred Conversion, the Company shall send you prompt written notice (the “Automatic Preferred Conversion Notice”) specifying the date upon which such conversion was effective (the “Effective Date”) and the number of restricted shares of Common Stock to be issued to you upon conversion. The Automatic Preferred Conversion Notice will also contain instructions on surrendering to the Company your original Series A Preferred share certificates; provided, however, the Automatic Preferred Conversion shall be effective on the Effective Date whether or not you surrender your original Series A Preferred share certificates, which shall be null and void on the Effective Date.

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

1. You agree to the terms of the Reverse Split Reduction and the Automatic Preferred Conversion.

2. You acknowledge and agree that upon the Automatic Preferred Conversion, the Series A Preferred Stock shall be cancelled.

3. You agree to the following lock-up conditions:

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a.	That for a period of 270 days beginning on the Effective Date (the “Lock-Up Period”), you will not, without the prior written consent of the Underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of the 2,000,000 restricted shares of the Common Stock referenced in this Letter Agreement (the “Lock-Up Securities”) (for the purpose of clarity, any shares or securities other than the “Lock-Up Securities” owned by the holder, are not affected by this Letter Agreement); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, you may transfer Lock-Up Securities without the prior written consent of the Underwriter in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Letter Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if you, directly or indirectly, control a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in such entity, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock up agreement substantially in the form of the lock-up provisions of this Letter Agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. You also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your Lock-Up Securities except in compliance with the lock-up provisions of this Letter Agreement.

b.	If (i) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by the lock-up provisions of this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event, as applicable, unless the Underwriter waives, in writing, such extension.

c.	You agree that, prior to engaging in any transaction or taking any other action that is subject to the terms of the lock-up provisions of this Letter Agreement during the initial Lock-Up Period and including the 34th day following the expiration of the initial Lock-Up Period, you will give notice thereof to the Company and will not consummate any such transaction or take any such action unless you have received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

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d.	No portion of the lock-up provisions of this Letter Agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by you of any securities exercisable or exchangeable for or convertible into the Shares, as applicable; provided that you do not transfer the Shares acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of the lock-up provisions of this Letter Agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

e.	You understand that the lock-up provisions of this Letter Agreement are irrevocable and shall be binding upon your heirs, legal representatives, successors and assigns.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Reverse Split Reduction and the Automatic Preferred Conversion as described herein. Upon the Effective Date, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to your Series A Preferred shares. Notwithstanding anything contained herein, in the event the Offering is not consummated on or before October 2, 2017, this Letter Agreement will terminate and the Automatic Preferred Conversion shall not take place.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended and that you have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction.. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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This Letter Agreement evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Transaction Documents.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this Letter Agreement in the space provided below.

Very truly yours,

CAR CHARGING GROUP, INC.

By:
Name:	Michael J. Calise
Title:	Chief Executive Officer

Date:	________________

ACCEPTED AND AGREED:

MICHAEL D. FARKAS

___________________________

Date: _____________________

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